Exhibit 10.57

August 26, 2010

Dear           :

This Letter will serve to confirm your investment of $100,000 representing 2 units, 285,712 shares of common stock at $0.35 per share and warrants to purchase 285,712 shares common stock at a strike price of  $0.45.

This Letter also serve to amend and add certain terms to the Subscription Agreement entered into between you and the Company and modified by our letter to your of May 27, 2010.  Since all these terms are to your benefit and grant you additional rights, no signature on your part is needed. If, for whatever reason, you do not wish to accept these additional rights, please notify the Company. Capitalized terms used herein which are not otherwise defined shall have the same meaning as those given to them in the Subscription Agreement.

After reviewing the market situation and the Company’s prospects further since the date of the Confidential Private Placement Memorandum, both parties agree that the Subscription Agreement will be further amended to include the following Clause:

Most Favored Nations Clause
For period ending September 25, 2010 (the “Reset Period”), if the Company or any wholly-owned subsidiary of the Company issues any Common Stock  and/or Common Stock equivalents at an effective price per share less than the Deal Price or Warrant Strike Price as stated in the Confidential Private Placement Memorandum dated April  6th, 2010, you will be entitled to receive additional shares of Common Stock at a price less than the Deal Price.

For purposes of clarity, the following example is provided:

a)            You invested $100,000 and received 285,712 shares of Common Stock at the deal Price of $0.35 in the Confidential Private Placement Memorandum dated April  6th, 2010.

b)            The Company issues common stock at a price of $0.20 during the Reset Period, you would receive 214,288 additional shares of Common Stock. The calculation is ($100,000/$0.20)-($100,000/0.35)=214,288 shares of Common Stock

Such example is not exhaustive of the facts that may occur and serves as an illustration only.

Excluded Items.  Issuances of option or other securities, including common stock, for purposes of compensating employees, officers, directors and consultants will not trigger this clause.  Additionally, the issuance of common stock upon the exercise or conversion of securities already outstanding at the date of this Letter will not trigger this clause.

The Company shall notify the holder in writing as soon as practicable following the issuance of any Common Stock subject to this Clause, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

No other terms, rights or provisions of the Subscription Agreement, including the provision of section 3.4 (anti-dilution) continue in effect for the price of the warrants, should be considered to have been modified by the terms of this Letter and each party retains all other rights, obligations, privileges and duties contained in the Subscription Agreement.

Very truly yours,

 New Leaf Brands, Inc.

Dave Tsiang, CFO
New Leaf Brands, Inc.
One Dewolf Road,
Old Tappan, NJ 07675
T.  201.784.2400 x 15
C. 551.655.4763
dtsiang@newleafbrands.com